Exhibit 99.1
April 17, 2008

Investor Contact:
 Stephen C. Hathaway
Chief Financial Officer
608.824.2800
shathaway@tomotherapy.com

Media Contact:
 Patty Kitowski
Marketing Communications Manager
608.824.2820
pkitowski@tomotherapy.com

TomoTherapy to Acquire Linear Accelerator Manufacturer in China
Madison, Wis. — April 17, 2008 — TomoTherapy Incorporated (NASDAQ: TOMO), maker of the Hi ·Art® treatment system for advanced radiation therapy, announced today that it has entered into an agreement to acquire privately held linear accelerator manufacturer Chengdu Twin Peak Accelerator Technology Inc., based in Chengdu, China.
A linear accelerator (linac) is a key component in radiation therapy systems, used to create high-energy x-rays for cancer treatments. The linear accelerators designed, developed and manufactured by Twin Peak will be used to supplement TomoTherapy’s existing supply source.
According to Fred Robertson, CEO of TomoTherapy: “We are very pleased to make this announcement. The acquisition of Twin Peak represents a substantial advance in our ability to control the quality and features of our products. This is also a piece of our longer-term strategy of reducing the cost of the Hi ·Art treatment system to improve margins.”
The financial terms of the transaction were not disclosed. TomoTherapy anticipates that the transaction will close in approximately 90 days.
About TomoTherapy Incorporated TomoTherapy Incorporated has developed, markets and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company’s stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit TomoTherapy.com.

Forward-Looking Statements
Statements in this release regarding future business, plans, events, expectations, products and other similar matters, including but not limited to statements using the terms “anticipates”, “will” and “may,” constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements contained in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to factors such as our ability to integrate acquired assets, reliance on a sole or limited source, ability to increase gross margins, ability to protect intellectual property, risks of interruption due to events beyond the company’s control, and the other risks listed from time to time in TomoTherapy’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. These forward-looking statements represent TomoTherapy’s judgments as of the date of this press release. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.
©2008 TomoTherapy Incorporated. All rights reserved. TomoTherapy, the TomoTherapy logo and Hi ·Art are among trademarks, service marks or registered trademarks of TomoTherapy Incorporated.
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